C A P E X  L O A N  A G R E E M E N T

                                in the amount of

                                  DM 15,000,000

                                     between

                     Steinbeis Gessner GmbH (the "Borrower")

                                 on the one hand

                                       and

                    BAYERISCHE VEREINSBANK AKTIENGESELLSCHAFT
               (hereinafter referred to as "Arranger", "Lender" or
                      "Facility Agent", as the case may be)

                                on the other hand

                                Table of Contents

                                                                          Page

Art.  1    Definitions                                                       4

Art.  2    Loan Facility                                                     9

Art.  3    Purpose                                                           9

Art.  4    Conditions Precedent                                              9

Art.  5    Drawdown                                                         10

Art.  6    Term                                                             11

Art.  7    Repayment                                                        11

Art.  8    Prepayment and Cancellation                                      12

Art.  9    Interest and Applicable Margin                                   13

Art. 10    Interest Periods                                                 14

Art. 11    Alternative Interest Rate                                        15

Art. 12    Default Interest and Indemnification                             16

Art. 13    Accounts                                                         17

Art. 14    Payments                                                         18

Art. 15    Illegality                                                       18

Art. 16    Increased Costs                                                  19

Art. 17    Tax Gross-Up and Mitigation                                      20

Art. 18    Representations and Warranties                                   20

Art. 19    Covenants                                                        23

Art. 20    Events of Default                                                26

Art. 21    Rights and Obligations of Facility Agent                         28

Art. 22    Fees                                                             32

Art. 23    Expenses                                                         33

Art. 24    Stamp Duties                                                     33

Art. 25    Waivers; Remedies Cumulative                                     33

Art. 26    Notices                                                          33

Art. 27    Assignments, Transfer, Substitution                              34

Art. 28    Currency Indemnity                                               35

Art. 29    Pro Rata Sharing                                                 35

Art. 30    Set-off                                                          36

Art. 31    Miscellaneous                                                    36

Annexes:

Drawdown Request                                                       Annex 1

Notice to Lenders of Advance Due                                       Annex 2

Group Structure Chart                                                  Annex 3

                                    Preamble

WHEREAS, Bayerische Vereinsbank Aktiengesellschaft shall provide the Borrower with a Loan Facility in an aggregate amount of DM 15,000,000 (in words: Deutsche Marks fifteen million) for the purpose of financing capital expenditure; and

WHEREAS, the Facility will be granted in three tranches; and

WHEREAS, the Borrower acknowledges that Bayerische Vereinsbank Aktiengesellschaft will initially grant the Facility in its capacity as "Original Lender". The Borrower undertakes to support and assist the Original Lender in the syndication process. References to the Arranger and the Facility Agent in this Agreement shall be read as references to the Original Lender until such date where another bank or financial institution becomes party to this Agreement pursuant to Art. 27;

The parties agree as follows:

                                     Art. 1
                                   Definitions

In this Agreement the following terms shall have the following meaning:

1.1 "Account" shall mean the account No. 6428487 of the Borrower with Bayerische Vereinsbank Aktiengesellschaft, Rosenheim Branch, Banking Code 71120077, to which each Lender's Share of the Advance is to be credited by the Lenders and into which monies owed from time to time by the Borrower pursuant to this Agreement shall be paid or such other account as shall be notified to the Borrower and the Lenders by the Facility Agent.

1.2 "Advance" shall mean the amount drawn down by the Borrower under Tranche 1, Tranche 2 or Tranche 3, pursuant to the Drawdown Request under this Loan Facility or, depending on the context and if more than one Advance has been made, the principal sum outstanding as a result of such drawdowns.

1.3   "Agreement" shall mean this agreement including all its annexes.

1.4 "Applicable Margin" shall mean one point seventy five per cent per annum (1.750 % p.a.) subject to an adjustment of the margin pursuant to the provision of Art. 9.1.

1.5   "Arranger" shall mean Bayerische Vereinsbank Aktiengesellschaft.

1.6 "Availability Period" shall mean the period from the date of this Agreement until December 31, 1998 for Tranche 1, December 31, 1999 for Tranche 2 and December 31, 2000 for Tranche 3.

1.7   "Borrower" shall mean Steinbeis Gessner GmbH.

1.8 "Business Day" shall mean any day on which commercial banks and foreign exchange markets in Munich and London are open for business.

1.9 "Deutsche Marks" or "DM" shall mean Deutsche Marks or any other currency which is legal tender in the Federal Republic of Germany at the time a payment under this Agreement shall be due.

1.10 "Drawdown Date" shall mean the date specified in the Drawdown Request pursuant to Art. 5.2 on which the Lenders shall make available the requested Advance as specified in Art. 5.4, it being understood that the Drawdown Date for Tranche 2 may not be prior to January 1, 1999 and that the Drawdown Date for Tranche 3 may not be prior to January 1, 2000.

1.11 "Drawdown Request" shall mean a notice of borrowing substantially in the form as attached as Annex 1 .

1.12 "EBITDA" shall mean, in respect of any period, the consolidated ordinary earnings ("Ergebnis der gewohnlichen Geschaftstatigkeit" pursuant to ss. 275 Sect. 2, Nr. 14 HGB) of the Group plus interest ("Zinsen und ahnliche Aufwendungen" pursuant to ss. 275 Sect. 2, Nr. 13 HGB) and depreciation and amortisation ("Abschreibungen auf immaterielle Vermogensgegenstande des Anlagevermogens und Sachanlagen sowie auf aktivierte Aufwendungen fur die Ingangsetzung und Erweiterung des Geschaftsbetriebes" pursuant to ss. 275 Sect. 2, Nr. 7 a HGB) during such period.

1.13 "Encumbrance" shall mean any mortgage, hypothecation, pledge, lien, charge, assignment, transfer of title or conveyance over any of the Borrower's present or future assets for the purpose of securing any Indebtedness of the Borrower or any other member of the Group and any other security agreement or arrangement.

1.14 "Equity " shall mean, at any time, on a consolidated basis of the Group the equity determined in accordance with ss. 266 Sect. 3 A. HGB plus any shareholder loans (being accompanied by a subordination and loan retention agreement addressed to the Lenders in a form acceptable to the Facility Agent);

      but adjusted by:

      (a) deducting any outstanding capital ("Ausstehende Einlagen" pursuant to ss. 272 Sect. 1, S. 2 HGB)

      (b) deducting any amount attributable to a revaluation (write ups) of assets pursuant to ss. 280 HGB and

      (c) deducting any amount attributable to claims any member of the Group has against the Parents and its subsidiaries not being member of the Group, as far as those claims are shown in the balance sheets as "Forderungen gegen verbundene Unternehmen" or, as the case may be, "Forderungen gegen Unternehmen, mit denen eine Beteiligungsverhaltnis besteht" pursuant toss.266 Sect. 2 B. II. 2 and 3 HGB as well as "Finanzanlagen" pursuant toss.266 Sect. 2 A. III. HGB).

1.15 "Equity Ratio" shall mean the ratio of:

      (a)   the amount equal to the Equity; and

      (b) the amount equal to the total assets of the Group on a consolidated basis ("Bilanzsumme").

1.16  "Event of Default" shall have the meaning as given to it in Art. 20.

1.17 "Facility Agent" shall mean Bayerische Vereinsbank Aktiengesellschaft or such other bank as may from time to time be appointed in its place pursuant to the provisions of Art. 21.14.

1.18 "Final Maturity Date" shall mean December 31, 2003 for Tranche 1, December 31, 2004 for Tranche 2 and December 31, 2005 for Tranche 3.

1.19 "Group" shall mean the Borrower, thetaphoenicis Beteiligungs GmbH, zetaphoenicis Beteiligungs GmbH and their direct and indirect material subsidiaries from time to time.

1.20 "Group Structure Chart" shall mean the chart in the form as attached as Annex 3 .

1.21 "Guarantee" means any obligation of a Person to pay the Indebtedness of another Person, including without limitation:

      (a)   an obligation to pay or purchase such Indebtedness;

      (b) an obligation to lend money or to purchase or subscribe shares or other securities or to purchase assets or services in order to provide funds for the payment of such Indebtedness; or

      (c)   any other agreement to be responsible for such Indebtedness.

1.22  "HGB" shall mean Handelsgesetzbuch, being the German Commercial Code.

1.23  "Increased Costs" shall have the meaning as defined in Art. 16.

1.24 "Indebtedness" (,,Verschuldung") shall mean any indebtedness for borrowed money or any Guarantee or other indemnity in respect of any Indebtedness.

1.25 "Interest Cover Ratio" shall mean the ratio of EBITDA to Total Interest Expenses.

1.26 "Interest Payment Date" shall mean the last day of an Interest Period or such other date as provided for in the provisions of Art. 10.2.

1.27  "Interest Period" shall have the meaning given to it in Art. 10.

1.28 "Interest Rate" shall mean the sum of LIBOR and the Applicable Margin pursuant to the provision of Art. 9.1.

1.29 "Interest Rate Determination Day" shall mean the third Business Day before the commencement of an Interest Period.

1.30  "Judgement Currency" shall have the meaning given to it in Art. 28.1.

1.31 "Legal Changes" shall have the meaning given to it in Art. 15, unless otherwise specified in this Agreement.

1.32 "Lender" or "Lenders", as the case may be, shall mean Bayerische Vereinsbank Aktiengesellschaft and any other bank or financial institution to which

      Bayerische Vereinsbank Aktiengesellschaft or any other Lender shall have assigned or transferred all or any part of its rights, benefits and obligations under this Agreement in accordance with Art. 27.3. it being understood that the choice of any lender bank by the Facility Agent requires the Borrower's approval.

1.33 "Lender's Commitment" shall mean with respect to Bayerische Vereinsbank Aktiengesellschaft, at the date of signing this Agreement, the amount of DM 15,000,000, or, from time to time, the Lender's commitment from time to time plus each amount assigned or transferred to any further Lender in accordance with Art. 27.3.

1.34 "Lender's Share" shall mean the ratio of a Lender's Commitment to the aggregate of all Lender's Commitments from time to time.

1.35  "Leverage Ratio" shall mean the ratio of Total Debt to EBITDA.

1.36 "LIBOR" shall be the interest rate published by the Telerate service (currently Telerate page 3750 or such other page as may replace page
      3750), expressed as an annual interest rate, at which deposits in Deutsche Marks are being quoted by first class banks in the London Interbank Eurocurrency Market at 11:00 a.m. London time on the Interest Rate Determination Day for a period corresponding to the relevant Interest Period.

1.37  "Loan Facility" or "Facility" shall have the meaning given to it in Art.
      2.1.

1.38 "Majority Lenders" shall, as long as no Advance has been drawn down, mean a majority of 66 2/3 % of the Lenders, in relation to the sum total of the Loan Facility, and, after Advance has been drawn down, a majority of 66 2/3 % of the Lenders, in relation to the total of the outstanding Advance. As long as Bayerische Vereinsbank Aktiengesellschaft will remain the only Lender under this Agreement, its decision will substitute the decision by the Majority Lenders if and when required in this Agreement.

1.39  "Notice of Default" shall have the meaning given to it in Art. 21.6.

1.40 "Original Financial Statement" or "Original Financial Statements" shall mean, as the case may be, the audited or, if no audit has been made, the un-audited fiscal year-end statements including the balance sheet, the profit and loss account and the certified auditor's report, if any, of the Borrower for the fiscal years 1995 and 1996, the balance sheet and profit and loss account as of December 15, 1997 of the Borrower and as to zetaphoenicis Beteiligungs GmbH and thetaphoenicis Beteiligungs GmbH the opening balance sheets.

1.41  "Original Lender" shall mean Bayerische Vereinsbank Aktiengesellschaft

1.42 "Parents" shall mean zetaphoenicis Beteiligungs GmbH and thetaphoenicis Beteiligungs GmbH, and "Parent" shall mean each one of them.

1.43  "Permitted Encumbrances" shall mean

      (i) Encumbrances in relation to Indebtedness already in existence at the date of signing this Agreement; or

      (ii) Encumbrances arising by operation of law or in the ordinary course of business; or

      (iii) Encumbrances attaching to assets acquired subsequent to the signing of this Agreement insofar as the Encumbrance secures the purchase price of the asset; or

      (iv) such other Encumbrances as may be created with the prior written consent of the Majority Lenders, which consent shall not be unreasonably withheld.

1.44 "Person" shall mean an individual, corporation, partnership, joint venture, trust, unincorporated organisation or any other legal entity or a national state or any agency or political subdivision thereof, whether or not having a separate legal personality.

1.45  "Refunding Bank" shall have the meaning given to it in Art. 29.3.

1.46  "Repayment Amount " shall have the meaning given to it in Art. 7.

1.47 "Repayment Dates" shall mean the dates as specified in the schedule contained in Art. 7, and "Repayment Date" shall mean each such repayment date.

1.48 "Taxes" (which term shall include "Taxation") shall mean all current or future taxes, duties, charges or official fees of any kind, including any interest, fines or penalties and all payments in relation to such current or future taxes, duties, charges or official fees of any kind.

1.49 "Total Debt" shall mean on a consolidated basis of the Group the total amounts of debts arising from bonds ("Anleihen" pursuant to ss. 266 Sect. 3. C. 1 HGB), bank loans including capital expenditure
      facilities  and  working  capital   facilities   ("Verbindlichkeiten
      gegenuber Kreditinstituten" pursuant to ss. 266 Sect. 3. C. 2 HGB) and obligations arising under promissory notes ("Verbindlichkeiten aus der Annahme gezogener Wechsel und der Ausstellung eigener Wechsel" pursuant to ss. 266 Sect. 3. C. Nr. 5 HGB) .

1.50 "Total Interest Expenses" shall mean, in relation to any period, the aggregate of all interest, fees, commissions and other costs, expenses or charges accrued due from any member of the Group (other than to the Parents or any other member of the Group) in respect of Indebtedness of any member of the Group, including interest on shareholder loans as far as such interests have been paid to the Parents during such period, less interest accrued during such period on bank deposits held by any member of the Group.

1.51 "Tranche 1" shall mean the amount which may be drawn down by the Borrower as an Advance pursuant to a Drawdown Request and having a term of five years.

1.52 "Tranche 2" shall mean the amount which may be drawn down by the Borrower as an Advance pursuant to a Drawdown Request and having a term of five years.

1.53 "Tranche 3" shall mean the amount which may be drawn down by the Borrower as an Advance pursuant to a Drawdown Request and having a term of five years.

1.54 "Tranches" shall mean the sum of the Tranche 1, Tranche 2, and Tranche 3, and "Tranche" shall mean each one of them.

1.54  "VAT" shall mean value added tax.

                                     Art. 2
                                  Loan Facility

2.1   Commitment

      Subject to the terms and conditions of this Agreement (including the preamble), the Lenders shall provide to the Borrower a loan facility (hereinafter referred to as the " Loan Facility") for an aggregate principal amount of DM 15,000,000 (in words: Deutsche Marks fifteen million) and the Lenders agree, in the event of a Drawdown Request pursuant to Art. 5.2, to contribute during the term of this Agreement as set out in Art. 6 to the Advances to be provided to the Borrower hereunder an amount corresponding to its Lender's Share, however, up to an aggregate maximum principal amount not exceeding its Lender's Commitment.

2.2   Obligations Several

      The obligations of each Lender under this Agreement are several. Failure of a Lender to carry out its obligations pursuant to this Agreement in a proper manner does not relieve any other party of its obligations under this Agreement. Save as provided for in Art. 20 below, the same shall apply in the event that a Lender terminates its participation in this Agreement in accordance with this Agreement or terminates its Lender's Commitment in accordance with this Agreement, or where performance of the obligations undertaken by the Lender pursuant to this Agreement would be invalid or illegal. No Lender is responsible for the obligations of any other party under this Agreement. Each Lender shall only be responsible for its Lender's Share. Joint liability, or joint and several liability of the Lenders is hereby excluded.

2.3   Rights Several

      The obligations of the Borrower to the Facility Agent, the Arranger and the individual Lenders hereunder are created vis-a-vis each of them as separate and independent obligations. Each Lender, Facility Agent or Arranger may separately enforce its rights hereunder. The formation of jointly owned assets is hereby excluded.

                                     Art. 3
                                     Purpose

The Borrower will use the Loan Facility for financing capital expenditure. Neither the Arranger, the Facility Agent nor the Lenders shall be obliged to concern themselves with such application.

                                     Art. 4
                              Conditions Precedent

4.1 The obligations of the Facility Agent and each Lender to the Borrower under this Agreement are subject to the conditions precedent that the Facility Agent has notified the Borrower and the Lenders that it has received all of the following in form and substance satisfactory to it:

      (a) copy, certified to be a true copy of the articles of association and such other corporate documents relating to the Borrower and to the Parents as the Facility Agent may reasonably and timely demand;

      (b) extract, certified to be a true extract of the Commercial Register relating to the Borrower and to the Parents of latest date;

      (c) legal opinion of the Borrowers' legal counsel that this Agreement creates legally binding and enforceable obligations on the part of the Borrower, in form and substance acceptable to the Arranger;

      (d) copy of the Original Financial Statements and the auditor's report regarding the Original Financial Statements and the preliminary annual report per December 15, 1997 for the Borrower;

      (e) specimen signatures of such agents of the Borrower as shall be authorised to sign this Agreement, the Drawdown Request and any notices required to be given by the Borrower pursuant to the provisions of this Agreement.

      The Facility Agent shall be entitled not to accept any documents presented under this paragraph if the information contained therein does materially differ from any information previously obtained from the Borrower.

4.2 The obligations of the Facility Agent and each Lender to allow the Borrower to make the Advance during the Availability Period are subject to the further conditions precedent that:

      (a) the representations and warranties set out in Art. 18 are correct and will be correct immediately after the Advance is made; and

      (b) no Event of Default set out in Art. 20 (or any event which with the giving of notice or lapse of time might constitute an Event of Default) has occurred and is continuing.

                                     Art. 5
                            Availability and Drawdown

5.1   Availability Period

      Subject to the terms and conditions of this Agreement, each Tranche of the Facility may be drawn down by the Borrower in up to two (2) drawings, provided that the total amount of all Advances is not exceeding the amount of the Facility at any time during the Availability Period. Any amount of the Facility not drawn down on the last day of the Availability Period shall automatically be cancelled. Upon such cancellation, each Lender's Commitment shall be reduced proportionally to each Lender's Share.

5.2   Drawdown Request

      The request for the drawdown of an Advance may not be delivered by the Borrower until the Facility Agent has confirmed to the Borrower that it has received all of the documents listed in Art. 4.1 (Conditions Precedent) and that each is in form and substance satisfactory to the Facility Agent. In any case, a request for the drawdown will not be regarded as having been duly completed, unless the following conditions have been satisfied:

      The Facility Agent has received, by no later than 1.00 p.m. Munich time on the third (3rd) Business Day prior to the Drawdown Date the Drawdown Request substantially in the form of Annex 1 (it being understood that a separate Drawdown Request has to be presented for each Tranche) and having the following minimum contents:

            the proposed Drawdown Date, which must be a Business Day;

            the amount of the Advance; and

            the account of the Borrower or such other account as the Borrower may determine to which the Advance is to be transferred by the Facility Agent.

      The Borrower's Drawdown Request cannot be withdrawn; it binds and obliges the Borrower to accept the requested Advance.

5.3   Lender's Participations

      If the above conditions have been satisfied, the Facility Agent shall by notice in writing pursuant to the provisions of Annex 2, notify by no later than two (2) Business Days prior to the Drawdown Date each of the Lenders of the amount of this Advance, the Drawdown Date, such Lender's Share in the amount of the Advance and, in the event that payments shall not be effected to the Account, any further information on the account to which the proceeds of the Advance shall be paid.

5.4   Payment of Proceeds

      Upon receipt of the written notice referred to in Art. 5.3 each Lender shall, by no later than 10:00 a.m. Munich time on the Drawdown Date, credit the Account of the Facility Agent with its participation in the Advance corresponding to its Lender's Share and the Facility Agent shall by no later than 12:00 a.m. Munich time on the Drawdown Date, transfer the amount of the Advance to such account specified in the Borrower's Drawdown Request.

                                     Art. 6
                                      Term

The term of the three (3) Tranches of the Facility shall lapse on the respective Final Maturity Dates ascribed to each of the Tranches.

                                     Art. 7
                                    Repayment

The Borrower shall repay each Tranche under the Facility on the relevant Repayment Dates for such Tranche as set out in the following schedule:

===========================================================================
Repayment Dates     Tranche 1         Tranche 2          Tranche 3
---------------------------------------------------------------------------
December 30, 1999   1,000,000         ---------          ---------
---------------------------------------------------------------------------
December 30, 2000   1,000,000         1,000,000          ---------
---------------------------------------------------------------------------
December 30, 2001   1,000,000         1,000,000          1,000,000
---------------------------------------------------------------------------
December 30, 2002   1,000,000         1,000,000          1,000,000
---------------------------------------------------------------------------
December 30, 2003   1,000,000         1,000,000          1,000,000
---------------------------------------------------------------------------
December 30, 2004   ---------         1,000,000          1,000,000
---------------------------------------------------------------------------
December 30, 2005   ---------         ---------          1,000,000
===========================================================================

If the Facility has not been drawn in full by the Borrower, the Repayment will be reduced pro rata.

Any amounts which have not been paid by the Borrower prior to the Final Maturity Date shall be repaid together with any amount outstanding under any Tranche and all other amounts (including interest) as may be due pursuant to the provisions of this Agreement on the Final Maturity Date . Each Repayment Amount made under this Agreement shall reduce each Lender's participation accordingly and may not be reborrowed thereafter.

                                     Art. 8
                           Prepayment and Cancellation

8.1   Voluntary Prepayment

      The Borrower may, by giving not less than thirty (30) days prior notice to the Facility Agent, prepay all Advances outstanding in whole or in part (being DM 1,000,000 or any larger sum which is an integral multiple of DM 1,000,000) on the last day of an Interest Period in inverse order of maturity.

      In addition to that, if:

      (a) the Borrower is required to pay to a Lender any amount under Art. 16 (Increased Costs); or

      (b) the Borrower is required to pay to a Lender any additional amounts under Art. 17 (Taxes);

      then, without prejudice to the obligations of the Borrower under those provisions and the provisions under Art. 12.4, the Borrower may, whilst the circumstances continue, serve a notice of prepayment on that Lender through the Facility Agent. On the date falling thirty (30) Business Days after the date of service of the notice the Borrower shall prepay that Lender's Share of the Advance provided that such prepayment is made together with any amount payable by the Borrower under Art. 12.4 (iii).

8.2   Mandatory Prepayment

      If, at any time while the Advance is still outstanding under the Agreement, the Borrower after the date of this Agreement ceases to be a majority-owned direct or indirect subsidiary of the Parents and/or the Parents cease to be a majority-owned direct or indirect subsidiary of FiberMark Inc., Brattleboro, Vermont, United States of America, the Borrower shall prepay the outstanding Advances on the last day of the then current Interest Period.

8.3   Miscellaneous provisions

      (a) Any notice of prepayment under this Agreement is irrevocable. The Facility Agent shall notify the Lenders promptly of receipt of any such notice.

      (b) All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid or repaid and all other amounts due on such date (if any) owing by the Borrower to such Lender.

      (c) No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

      (d) No amount prepaid under this Agreement may subsequently be reborrowed.

                                     Art. 9
                         Interest and Applicable Margin

9.1   Interest Rate

      Each Advance outstanding shall bear interest for the applicable Interest Period payable in arrears at the Interest Rate which shall be expressed as an annual Interest Rate and shall be the sum of the Applicable Margin and LIBOR.

      The Applicable margin shall be adjusted (upwards or downwards, as appropriate) if the Facility Agent, after delivery of an account pursuant to Art. 19.1.(a)(ii) by the Borrower to the Facility Agent, shall determine that the Leverage Ratio is for the twelve months period ending on the last day of the month to which the Borrower's account relates is below the Leverage Ratio as set out in the schedule below:

       ====================================================================
       Leverage Ratio                        Applicable Margin
       --------------------------------------------------------------------
       3,5 or greater                        no reduction
       --------------------------------------------------------------------
       Greater than 2,5 and less than 3,5    1,625
       --------------------------------------------------------------------
       2,5 or less                           1,500
       ====================================================================

      A reduction (if any) in the Applicable Margin will become effective with the beginning of the next Interest Period after the date on which the Facility Agent determines that the Applicable Margin should be reduced in accordance with the figures set out in the schedule above, and a reduction will cease (such ceasure become effective with the beginning of the next Interest Period) to exist if (a) the Facility Agent determines that the Leverage Ratio for the preceding twelve months period ending on the last day of the month in which the last Borrower's account has been received by the Facility Agent, has not reached the amount as set out in the schedule above for the then Applicable Margin, or (b) if the Borrower ceases to deliver accounts to the Facility Agent pursuant to the provision of Art.
      19.1 (ii) on their due dates, and shall revert to 1.75 % p.a. until a further reduction may occur pursuant to Art. 9.1 above.

9.2   Due Dates

      Save as otherwise provided herein, accrued interest for each Interest Period shall be paid on the Interest Payment Date for that Interest Period.

9.3   Determination of Interest Rate

      LIBOR shall be determined by the Facility Agent as the applicable Interest Rate on the Interest Rate Determination Day of each Interest Period.

9.4   Bank Basis

      Interest shall accrue from day to day and be calculated on the basis of the actual number of days elapsed in the relevant Interest Period divided by 360.

9.5.  Determination

      The Facility Agent shall without undue delay inform the Lenders and the Borrower of the Interest Rate it has determined for each Interest Period and the interest payable in relation to each Advance. Each determination of the Interest Rate by the Facility Agent hereunder shall, in the absence of manifest error, be conclusive and binding on the Borrower and the Lenders, it being understood that the Facility Agent has no discretion in making the determinations pursuant to this Article 9.

                                     Art. 10
                                Interest Periods

10.1  Interest Periods

      The period for which each Advance is outstanding shall be divided into successive periods, each hereinafter referred to as an "Interest Period". The Interest Periods in relation to each Advance shall be of one, three or six months, and shall commence on the Drawdown Date and subject to Art.
      10.2 shall end on the Interest Payment Date of each Interest Period. Each subsequent Interest Period shall commence upon expiry of the last day of the previous Interest Period. The Borrower may select an Interest Period for an Advance in either the relevant Draw-Down Request for such Advance or, if the Advance has already been borrowed, a notice to be received by the Facility Agent not later than 10.00 a.m. (Munich time) on the fourth Business Day prior to the commencement of that Interest Period. If the Borrower fails to specify the term of an Interest Period this term shall be three months. Notwithstanding the foregoing, the first Interest Period for each Advance other than the first Advance shall end on the same day as the current Interest Period for any previous Advance. On the last day of those Interest Periods, those Advances shall be consolidated and treated as one Advance.

10.2  Non-Business Day

      In the event that an Interest Payment Date would fall on a day not being a Business Day, then the following Business Day shall be the Interest Payment Date and the Interest Period shall be extended accordingly, unless the Interest Payment Date would therefore fall in the next calendar month, in which case the Interest Payment Date shall be the immediately preceding Business Day and the Interest Period shall be shortened accordingly.

10.3. The Facility Agent shall notify the Borrower and the Lenders of the duration of each Interest Period promptly ascertaining ist duration.

                                     Art. 11
                            Alternative Interest Rate

11.1  Market Disturbance

      Notwithstanding anything to the contrary herein contained, if at any time prior to the commencement of an Interest Period:

      (a) the Facility Agent shall have determined that LIBOR is not quoted by the Telerate Service on the Interest Rate Determination Day; or

      (b)   the Facility Agent shall have received written notification

            (i) from Lenders representing at least 30 per cent of the aggregate amount of the Loan Facility that deposits in Deutsche Marks and of equal duration to that of such Interest Period are not readily available in the London Interbank Eurocurrency Market in sufficient amounts in the ordinary course of business to fund their participations in such borrowing during such Interest Period; or

            (ii) from Lenders representing at least 30 per cent of the aggregate amount of the Loan Facility that, by reason of circumstances effecting the London Interbank Eurocurrency Market generally, the cost of them of deposits obtained in such market to fund their participations in such borrowing is in excess of LIBOR for the relevant Interest Period;

      the Facility Agent shall promptly give written notice of such determination or notification to the Borrower and to each of the Lenders.

11.2. Alternative Interest Rate

      In order to enable the Borrower however to continue to draw the Facility, the Facility Agent shall offer to the Borrower when sending the notice pursuant to Art. 11.1 that the Advance outstanding for which an Interest Rate may not be determined pursuant to Art. 9.3. may be extended for Interest Periods of one month each and at a rate of interest applicable for that Advance determined by the Facility Agent, to be the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest whole multiple of one/sixteenth of one percent) of the rates notified by five prime banks in the London Eurocurrency Market to the Facility Agent on the Interest Rate Determination Day of such Interest Period; such interest rate hereinafter referred to as the "Substitute Basis".

11.3. Review

      So long as any Substitute Basis is in force, the Facility Agent, in consultation with the Borrower, shall from time to time, but not less than monthly, review whether or not, the circumstances referred to in Art.
      11.1. above still prevail with a view to returning to the normal provisions of this Agreement.

                                     Art. 12
                      Default Interest and Indemnification

12.1  Default

      In the event that any outstanding payments pursuant to this Agreement are not made or are only partly made by their due dates, the Borrower shall in respect of such outstanding payments and without further notice, be in default with respect to such payments.

12.2  Default Interest Rate

      If any sum due and payable by the Borrower hereunder is not paid on the due date therefor, the period beginning on such due date and ending on the date upon which the obligation of the Borrower to pay such amount is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of which shall be selected by the Facility Agent, taking into consideration when selecting the duration of such periods the interest of the Borrower.

      During each such period relating thereto as mentioned above an unpaid sum shall bear interest payable in arrears at the rate which shall be expressed as an annual rate and shall be the sum of the Applicable Margin, LIBOR and two per cent (2.0%) provided that

      a) if for any such period, LIBOR cannot be determined, the rate applicable to each Lender's portion of such unpaid sum shall be the rate per annum which is the sum of two per cent (2.0%), the Applicable Margin and the rate per annum notified to the Facility Agent by such Lender as soon as practicable after the beginning of such period as being what expresses as a percentage rate per annum the cost to such Lender of funding from whatever sources it may select, it being understood that each Lender is obliged to select the cheapest source available; and

      b) if such unpaid sum is all or part of an Advance which became due and payable on a day other than the last day of an Interest Period relating thereto, the first such period applicable hereto shall be of a duration equal to the unexpired portion of that Interest Period and the interest rate applicable thereto from time to time during such period shall be that rate which exceeds by two per cent (2.0%) the rate which would have been applicable to it had it not so fallen due.

12.3  First Demand Payment

      Any interest which shall have accrued under Art. 12.2 in respect of an unpaid sum shall be due and payable and shall be paid by the Borrower at the end of the period by reference to which it is calculated or on such later dates as the Facility Agent may specify by written notice to the Borrower.

      All payments on damages shall be made by the Borrower without undue delay upon demand of the Facility Agent.

12.4  Indemnity

      The Borrower shall compensate the Lenders for any loss, damage, costs and outlays (including losses of margin or losses resulting from refinancing incurred by the Lenders in the provision or maintenance of the Advance for the relevant Interest Periods) which have been incurred by the Lenders because:

      (i) the Borrower has failed to pay a sum due pursuant to this Agreement on the due date; or

      (ii) an Event of Default described in the provisions of Art. 20 has occurred.

      If the Borrower has made payments on a day which is not an Interest Payment Date; or the drawdown of an Advance requested by the Borrower cannot be made because the Borrower has failed to satisfy a condition precedent or the Borrower refuses to accept the Advance; the Borrower shall pay to each Lender through the Facility Agent the amount by which
      (a) the interest which would have been payable on the amount by the Borrower hereunder exceeds (b) the amount of interest which would have been payable in respect of a deposit in Deutsche Marks and equal to the amount placed by it with a prime bank in London for a period starting on the third Business Day following the date of the proposed borrowing or of such receipt, as the case may be, and ending on the last day of the Interest Period thereof.

                                     Art. 13
                                    Accounts

13.1  Lender's Accounts

      Each of the Lenders shall in its books of account, in accordance with common banking practice, maintain an account for the Borrower from which the principal sum, the amount of interest and other payments owed by the Borrower to such Lender pursuant to this Agreement can be determined.

13.2  Control Account

      The Facility Agent shall in its books of account maintain a control account from which can be determined;

      (i) the sum total of the outstanding Advance and each Lender's Share therein; and

      (ii) the sum total of principal, interest and other payments owed to the Lenders pursuant to this Agreement, as well as each Lender's Share therein; and

      (iii) the sum total of payments received from the Borrower and the Share of each Lender therein.

      Whenever an entry is made in the control account, the Facility Agent shall prepare an account statement for the control account and shall provide such statement to each Lender and the Borrower without undue delay.

13.3  Accounts as Evidence

      For the purposes of judicial, arbitration or other proceedings in relation to this Agreement the above account statements shall, in the absence of manifest error, be conclusive and binding between the parties, unless the Borrower provides proof of the opposite.

                                     Art. 14
                                    Payments

14.1  Funds, Place and Currency

      All payments owed by the Borrower pursuant to this Agreement plus VAT, if applicable, shall be made in Deutsche Marks in immediately available funds and by no later than 14:00 (Munich time) on each due date to the Account.

14.2  No Set-Off, Counterclaim or Retention

      All payments to be made shall be made free and clear of Taxes (unless the Borrower is compelled by law to make payment subject to Taxes), without any deductions and to the exclusion of any set-off, counterclaim, right of bailment, retention or lien, restriction or condition; unless such claims to be set-off by the Borrower are undisputed or confirmed by a court decision.

14.3  Discharging Effect

      The Borrower shall be released from its obligation to make any particular payment only once the paid sum has been unconditionally credited to the Account and only in so far as the amount paid is sufficient to satisfy the Borrower's particular payment obligations on any date at which payment is due pursuant to this Agreement.

14.4  Appropriation

      In the event that the Borrower makes a payment which is insufficient to satisfy all of its payment obligations on a date on which such payment is due pursuant to this Agreement, the Facility Agent has the right in its reasonable discretion to apply the received sum against such outstanding claims of the Lenders as the Facility Agent may decide. Any contrary instruction given by the Borrower shall have no effect.

14.5  Distribution

      The Facility Agent shall, without prejudice to other provisions of this Agreement, distribute without delay the appropriate share of principal, interest and other payments owed pursuant to this Agreement to the relevant individual Lender in the same proportions as their respective participations in the Advance bear to the whole amount of the Advance, as they are received by the Facility Agent.

                                     Art. 15
                                   Illegality

lf any change in or introduction of any law, regulation or treaty, or any change in the interpretation or application thereof (hereinafter referred to as "Legal Changes"), shall make it unlawful for any Lender to make available or fund or maintain its Lender's Commitment or its participation in any outstanding Advance or to give effect to its obligations as contemplated hereby, the following provisions shall apply:

15.1 Such Lender may terminate the totality of its Lender's Commitment and its participation in the outstanding Advance by notice to the Borrower, such notice to be presented to the Facility Agent who will transmit it to the Borrower without undue delay, effective as from the date of which performance becomes unlawful or contrary to any regulation or at the end of the applicable Interest Periods, whichever is the earlier, such notice stating exactly which contractual obligations became illegal, the date on which such illegality will arise and which Legal Changes have given rise to the illegality. The Facility Agent shall without undue delay upon receipt of such notice of termination inform all other Lenders.

15.2 The Borrower shall repay or prepay (as the case may be) such Lender's participation in the outstanding Advance plus accrued interest and any other sums outstanding pursuant to this Agreement, at the end of the applicable Interest Periods or, in the event termination is effective pursuant to Art. 15.1 before the end of an Interest Period, at such earlier date (unless the Borrower is notified of termination after such earlier date in which case payment shall be made within three (3) Business Days of the Borrower's receipt of such notice). Upon effective termination all obligations of the terminating Lender pursuant to this Agreement shall end and the sum total of the Loan Facility shall be reduced by the amount of the terminated Lender's Commitment.

15.3 If any Lender (through the Facility Agent) gives notice to the Borrower pursuant to Article 15.1 requiring prepayment, then, but without prejudice to the obligations of the Borrower to effect such prepayment pursuant to
      Article 15.2, the Borrower, the Facility Agent and such Lender shall forthwith commence negotiations in good faith with a view to agreeing on terms (which shall not in any way be prejudicial to such Lender ) for making such Lender's participation in the Advances available from another jurisdiction or for restructuring its participation in the Advances on a basis which is not so unlawful, provided that neither the Facility Agent nor such Lender shall be under any obligation to continue such negotiations if terms have not been agreed within 30 days after the date of such Lender's notice.

                                     Art. 16
                                 Increased Costs

If, as a result of Legal Changes (including, for the purposes of this Art. 16, rules, orders or directives in relation to required reserves, special deposits, liquidity or capital adequacy requirements, any requirement relating to the manner in which the Lender is required to allocate financial resources to provide for the making of or in relation to the Advance or any other form of banking or monetary controls (whether or not having the force of law)), a Lender at any time in the future in relation to its Lender's Commitment or its participation in the outstanding Advance made to the Borrower,

(a) suffers an increase of the cost of making or funding the Advance or of maintaining its Lender's Commitment hereunder; or

(b) suffers a reduction of any amount payable to it or to the Facility Agent or of the effective return before taxes on income; or

(c) makes any payment, either directly or through the Facility Agent, or forgoes any interest or other return on or calculated by reference to any amount received or receivable by it from the Borrower hereunder;

(collectively referred to as "Increased Costs") then, without prejudice to the provisions of Art. 17, the following provisions shall apply:

16.1 Such Lender shall have the right, upon giving notice to the Borrower, such notice to be presented to the Facility Agent who will transmit it to the Borrower without undue delay, to request payment from the Borrower of a sum compensating it for its Increased Costs. Such notice shall state the reasonably determined amount of such Increased Costs, the date upon which such Increased Costs were or began to be incurred and the Legal Changes which led to the Increased Costs.

16.2 The Borrower shall no more than ten days after receiving the notice referred to in Art. 16.1 pay all of the Lender's substantiated Increased Costs incurred prior to receipt of the said notice.

16.3 The Borrower is entitled to defend any demand for Increased Costs by showing that these Increased Cost as determined by the Facility Agent were falsely calculated and/or do not reflect the Legal Changes.

                                     Art. 17
                                  Tax Gross-up

      In the event that the Borrower or the Facility Agent is obliged by law to make any deduction or withholding in respect of Taxes from any payment under this Agreement for the account of the Arranger, the Facility Agent or any Lender, the Borrower shall:

      (i) pay any such Taxes by their due date and, no less than thirty (30) days after such payment provide to the Facility Agent the original or a certified copy of the receipt of the relevant authority; and

      (ii) indemnify and keep harmless the Lenders in relation to all such Taxes; and

      (iii) make such additional payments to the Lenders as may be necessary in order that the net amount remaining after the said deduction or retention, corresponds with the sum due to be paid.

      "Taxes" for the purpose of this paragraph shall, for the avoidance of doubt, include all taxes levied by a German authority whether on the basis of income or otherwise.

                                     Art. 18
                         Representations and Warranties

The Borrower hereby represents and warrants to the Facility Agent, the Arranger and each of the Lenders that on the date of this Agreement:

(a)   Status

      The Borrower is a limited liability company under the laws of the Federal Republic of Germany, duly organised and validly existing under the laws of the Federal Republic of Germany, has the capacity to sue and be sued in its own name and has the power to own its property and assets and carry on its business as it is now being conducted.

(b)   Powers and Authority

      The Borrower has the authority to enter into and execute this Agreement, to accept the Loan Facility and to perform its obligations pursuant to this Agreement, and in this regard all necessary decisions and resolutions of the Borrower and its shareholders have been taken.

(c)   Legal Validity

      The obligations of the Borrower created in this Agreement are legally valid and binding obligations of the Borrower enforceable in accordance with the terms and conditions of this Agreement; and this Agreement is in proper form for enforcement in the courts of the Federal Republic of Germany. The choice of the law of the Federal Republic of Germany as the law governing this Agreement constitutes a valid choice of law under the law of the Federal Republic of Germany and the courts of the Federal Republic of Germany will observe and give effect to such choice of law.

(d)   Non-Conflict

      The entry into and the execution and performance of this Agreement does not conflict, or result in a breach of any terms of any agreement to which the Borrower is a party or is subject or by which it or any of its property is bound, and does not violate any law, directive, order, decree, arbitral award, judgement, or any document to which the Borrower is a party.

(e)   No Default

      No event has occurred which constitutes an event of default under or in respect of any agreement or document to which the Borrower is a party or by which the Borrower may be bound (including inter alia, this Agreement) and no event has occurred which, with the giving of notice or lapse of time might constitute an event of default under or in respect of any such agreement or document and all of which events might have a material adverse effect on the ability of the Borrower to perform or discharge its obligations.

(f)   Consents

      Under the laws of the Federal Republic of Germany, no authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, are required by or advisable for the Borrower in connection with the entry into, performance, validity and enforceability of this Agreement.

(g)   Financial Statements

      The Original Financial Statements are true and convey a fair picture of the financial position of the Borrower or, as the case may be, the members of the Group as at that date. The Original Financial Statements were prepared in accordance with all applicable accounting and auditing principles, and these principles were applied in the same form and manner as in previous years, unless otherwise stated in the Original Financial Statements; without limitation to the foregoing it being understood that not all Original Financial Statements were prepared by the Borrower or on its behalf.

(h)   Litigation

      No arbitration, litigation or other proceedings against the Borrower or any other member of the Group, the result of which, taken as a whole, could be substantially detrimental to the financial condition or the business activities of the Borrower, are to the best of the Borrower's knowledge, currently in progress or threatened against the Borrower and no liquidation or similar proceedings are, to the best of the Borrower's knowledge, currently in progress or threatened against the Borrower.

(i)   No Material Adverse Change

      The financial condition of the Borrower, the Parents or the Group has not deteriorated in comparison with the Original Financial Statements in a manner which has or will have a material adverse effect on the ability of the Borrower or any member of the Group to perform its obligations pursuant to this Agreement.

(j)   No Encumbrances

      Unless permitted by this Agreement, and with the exception of Permitted Encumbrances, no Encumbrance of any asset or future asset, or the present or future revenues of the Borrower or any member of the Group exists and the execution and performance of this Agreement will not result in the creation of such Encumbrances.

(k)   Pari Passu Ranking

      The obligations of the Borrower hereunder rank at least pari passu with all its other present and future obligations; save as with obligations having priority by law.

(l)   Tax Liabilities

      The Borrower has complied on a best effort basis with all Taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it; no material claims are being asserted against it with respect to Taxes, all amounts payable by the Borrower hereunder may be made free and clear of and without deduction for or on account of any Taxes.

(m)   No Winding-up

      The Borrower or any member of the Group have not taken any corporate action nor have any other steps been taken or legal proceedings been started or threatened against them for their winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee, liquidator or similar officer of them or of any or all of their assets or revenues.

(n)   Group Structure

      The Group Structure is true, complete and accurate.

(o)   Repetition

      Each of the representations and warranties of this Art. 18 other than the representations contained in Art. 18 (a), (h), (i), and (n) will be correct and complied with so long as any sum remains to be lent or remains payable by the

      Borrower under this Agreement as if repeated by the Borrower on the first day of each Interest Period then by reference to the then existing circumstances.

                                     Art. 19
                                    Covenants

The Borrower hereby covenants in relation to each Lender, and insofar as applicable, covenants to bring about that:

19.1  Financial information

      (a) So long as any amount available under this Agreement is outstanding or the Loan Facility or any part thereof remains outstanding or any other sum is payable pursuant to this Agreement, the Borrower will provide to the Facility Agent in sufficient copies for each of the Lenders the following statements, prepared according to generally accepted accounting principles:

            (i) as soon as available, but in any event no later than one hundred and five (105) days after the end of each financial year, the audited fiscal year-end and financial statements, including the balance sheet, the profit and loss account and the certified auditor's report of the Parents, the Group and any individual member of the Group, and in the event that the above mentioned documents are not prepared within a period of one hundred and five (105) days after the end of each financial year, no later than one hundred and five (105) days after the end of each financial year, the unaudited fiscal year-end and financial statements, including the balance sheet and the profit and loss account of the Parents, the Group and any individual member of the Group and no later than one hundred eighty (180) days after the end of each financial year, the audited fiscal year-end and financial statements, including the balance sheet and the profit and loss account and the certified auditor's report of the Parents, the Group and any individual member of the Group;

            (ii) as soon as available, but in any event no later than forty five (45) days after the end of each calendar quarter, quarterly management financial statements of the Group and any individual member of the Group including profit and loss accounts as well as cash flow calculations together with comparative information in relation to the management financial statements previously delivered by the Borrower in a form agreed with the Facility Agent (Quartalsberichte); and

            (iii) as soon as available, but in any event on the date of the signing of this Agreement, a five years budget on a roll-over basis including capital expenditures and cash flow projections, profit and loss accounts and balance sheets of the Group and any individual member of the Group in a form agreed with the Facility Agent, and for each following five year period during the term of this Agreement the above mentioned statements shall be prepared until January 15 of the respective calendar year.

            The aforementioned financial statements, balance sheets and profit and loss accounts will be prepared in accordance with the same principles as the Original Financial Statements or, in the case of a divergence therefrom, will be accompanied by a statement explaining each changed accounting principle and its effects. All financial information shall be presented in their original language, being German or English.

      (b) Forthwith upon receiving a request to that effect, the Borrower will provide to the Facility Agent such additional financial information or other information relevant to this Agreement as the Facility Agent or a Lender through the Facility Agent may from time to time reasonably request and the Borrower may provide with internal staff and which presentation will not disturb its ordinary course of business.

19.2  Other Information

      So long as any amount available under this Agreement is outstanding or the Loan Facility or any part thereof remains outstanding or any other sum is payable pursuant to this Agreement, the Borrower and/or any other member of the Group will provide to the Facility Agent in sufficient copies for each of the Lenders:

      (a) promptly, all notices or other documents in relation to the financial condition or business of the Borrower and/or any other member of the Group published;

      (b) details of any material litigation, arbitration or administrative proceedings which affect the Borrower and/or any member of the Group as soon as the same are instituted or, to the knowledge of the Borrower, threatened.

19.3  Financial Covenants

      So long as any amount available under this Agreement is outstanding or the Loan Facility or any part thereof remains outstanding or any other sum is payable pursuant to this Agreement the consolidated financial conditions of the Group, as evidenced by the financial statements prepared on the same basis as was used for the preparation of the Original Financial Statements, shall be such that

      (i) on June 30 as well as on December 30 in each calendar year, the Interest Cover Ratio for the preceding twelve months is not less than 2.5, starting on December 30, 1998; and

      (ii) on June 30 and on December 30 in each calendar year, the Equity Ratio is not less than 20 %, starting on December 30, 1998; and

      (iii) on June 30 and on December 30 in each calendar year, the Leverage Ratio is not more than 5, starting on December 30, 1998.

      In the event that the Borrower will introduce new accounting standards, or if the Lenders agree to a merger or sale of Group companies as stated in Art. 19.4, the Facility Agent will consider with the Lenders whether the Lenders are prepared to agree to new definitions for the financial covenants and the ratios as set out in Art. 19.3 above. Furthermore, the Majority Lenders will, upon request of the Borrower, decide whether they are prepared to waive any other covenant as set out in Art. 19.

19.4  Further Undertakings

(a)   Pari Passu Ranking

      The Borrower undertakes for so long as any amount available under this Agreement is outstanding or the Loan Facility or any part thereof remains outstanding or any other sum is payable pursuant to this Agreement that its obligations pursuant to this Agreement will rank at least pari passu with all other present and future obligations; save for any other obligations having priority by law.

(b)   Negative pledge

      The Borrower or any member of the Group will not create any Encumbrance, except for Permitted Encumbrances, on or over all or any of its present or future assets or revenues, for the purpose of granting a security in respect of its Indebtedness, and it will furthermore procure that any member of the Group will not create any encumbrances which, if created by the Borrower, would fall under the definition of Encumbrance as stated in Art. 1.

(c)   Notification of Default

      The Facility Agent shall without undue delay be notified of the occurrence of any Event of Default as described in Art. 20.

(d)   Maintenance of Legal Validity

      The Borrower shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations of the Federal Republic of Germany to enable the Borrower lawfully to enter into and perform its obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence in the Federal Republic of Germany of this Agreement.

(e)   No Merger and Sale of Group Companies

      The Borrower or any member of the Group will not merge or consolidate with any other company or Person, the result of which would (in the opinion of the Majority Lenders) materially adversely affect the Borrower. The Borrower will furthermore not sell or otherwise dispose of any of its material subsidiaries which would materially adversely affect the Borrower's ability to perform its obligations hereunder. It is expressly agreed that the Parents shall be authorised to convert the Borrower into a partnership ("Offene Handelsgesellschaft") or a limited partnership ("Kommanditgesellschaft"), as the case may be, as well as to possibly merge Steinbeis Gessner Unterstutzungskasse GmbH (i.G.) with a member of the Group.

(f)   Limitation of Expenditure ("Investitionsausgaben")

      The Borrower or any member of the Group will not make any payments on account of capital expenditure which are not part of the capital expenditure projection or other statements prepared in accordance with Art. 19.1 (a) (iii) of this Agreement and which exceed in total the amount of DM 1,000,000 without informing the Facility Agent prior to such expenditure.

(g)   Information on Permitted Encumbrances

      The Borrower or any member of the Group shall ensure that the Facility Agent shall be informed on any such Permitted Encumbrances as soon as they may be granted in the future in favour of any third party creditor.

(h)   Payments within the Group

      The Borrower shall endeavour, on a best effort basis, that any excess cash flow by any of its subsidiaries being part of the Group is not held within this company, but is transferred to the Borrower if and when appropriate with respect to the obligations of the Borrower under this Agreement.

(i)   Limitation of Indebtedness

      The Borrower nor any other member of the Group undertakes not to create any other Indebtedness with any bank or other financial institution in the amount exceeding DM 10,000,000 without the prior written consent of the Facility Agent.

19.5  Duration

      The undertakings in this Art. 19 shall remain in force from and after the date hereof and so long as any amount is or may be outstanding hereunder.

                                     Art. 20
                                Events of Default

20.1  Events of Default

      Each of the events set out below is an Event of Default (whether or not caused by any reason whatsoever within the control of the Borrower or of any other Person):

      (a) the Borrower fails to pay any amount payable by it hereunder on the due date thereof and this failure is not remedied within three (3) Business Days after written notification by the Facility Agent; or

      (b) any representation, warranty, covenant as set out in Art. 19.4 or statement made in, or in connection with, this Agreement or in any accounts, certificate, statement or opinion delivered by or on behalf of the Borrower hereunder or in connection herewith is incorrect or untrue in any material respect when made or is not complied with and such default is incapable of remedy, or if capable of remedy, is not remedied within twenty (20) Business Days after receipt of written notice from the Facility Agent requesting the same and has a material adverse effect on the Borrower's payment obligations under this Agreement; or

      (c)   the Borrower fails to comply with any covenant (as set out in Art.
            19.1 to Art. 19.3) or any other provision of this Agreement and this failure, if capable of remedy, is not remedied within thirty (30) Business Days

            (respectively ninety (90) Business Days for the covenants as set out in Art. 19.3) after receipt of written notice from the Facility Agent; or

      (d)  (i)    any other Indebtedness of the Borrower or any other member of the Group of an aggregate amount of not more than DM
                  1,000,000 (or its equivalent in any other currency) becomes prematurely due and payable as a result of a default thereunder, and is not paid within a period of five (5)
                  Business Days after its respective due date; or

            (ii) any event of default (or event which with giving of notice or lapse of time may constitute such an event of default) occurs under any contract or document relating to any such Indebtedness; or

            (iii) any Encumbrance over any assets of the Borrower or any other member of the Group becomes enforceable which has a material adverse effect on the ability of the Borrower to perform its payment obligations under this Agreement; or

            (iv) there occurs any material adverse change in the financial condition of the Borrower or the Group which leads to the Borrower's incapability to perform its payment obligations under this Agreement, provided however that the determination right pursuant to this Art. 20.1 (d)(iv) in connection with Art. 20. 2. below may be exercised only if so confirmed by the Majority Lenders; or

      (e) any order (provisional or final) is made by court resolution passed for the general suspension of payments or dissolution, termination of existence, liquidation, winding-up, bankruptcy, insolvency, judicial management or administration of the Borrower; or

      (f) a moratorium in respect of all or any debts of the Borrower exceeding the amount of DM 1,000,000, or a composition or an arrangement with creditors of the Borrower or any similar proceeding or arrangement by which the assets of the Borrower are submitted to the control of its creditors is ordered or declared; or

      (g) a liquidator, trustee, administrator, receiver, arranger or similar officer is appointed in respect of the Borrower or in respect of all or a substantial part of its assets; or

      (h) the Borrower becomes or is declared insolvent or is unable, or admits its general inability to pay its debts as they fall due or becomes insolvent within the terms of any applicable law; or

      (i) a distress, execution, attachment or other process affects any asset of the Borrower which has a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement; or

      (j) the Borrower or any other member of the Group ceases or threatens to cease, to carry on its present business or disposes, or threatens to dispose, of a substantial part of its business, property or assets or a substantial part of its business, property or assets is seized, nationalised, expropriated or compulsorily acquired, other than those measures as described in Art. 19.4.(e) last sentence; or

      (k) any authorisation, approval, consent, licence, exemption, filing, registration or notarisation or other requirement necessary to enable the Borrower to comply with any of its material obligations hereunder, if any, is modified, revoked or withheld or does not remain in full force and effect; or

      (l) at any time it is unlawful for the Borrower to perform any of its material obligations hereunder; or

      (m) at any time any dividend payments (excluding dividend payments which are used to increase the equity of the Borrower ["Schutt-aus-hol-zuruck-Verfahren"]) or interest payments on shareholder loans are made by the Borrower which are unreasonable in respect of the cash flow situation and the earning results of the Borrower, and which would have a material adverse effect on the Borrower's ability to perform its obligations under this Agreement; or

      (n) the Borrower ceases to be a majority-owned subsidiary of the Parents.

20.2  Acceleration

      In the case of any such Event of Default, and at any time thereafter if any such event shall then be continuing, but not later than thirty (30 ) days after the Facility Agent becomes aware of the occurrence of such an event, the Facility Agent may, and shall, if so directed by the Majority Lenders, by written notice to the Borrower:

      (a) declare that the obligations of the Lenders hereunder to allow the Borrower to make an Advance and the Lenders' Commitments shall be cancelled forthwith whereupon the same shall be so cancelled forthwith; and/or

      (b) declare all outstanding amounts under this Agreement immediately due and payable whereupon the same shall become immediately due and payable together with all interest accrued thereon and all other amounts payable hereunder.

                                     Art. 21
                    Rights and Obligations of Facility Agent

21.1  Appointment

      Bayerische Vereinsbank Aktiengesellschaft is hereby appointed Facility Agent. Each Lender irrevocably authorises the Facility Agent on such Lender's behalf to perform such duties and to exercise such rights and powers under this Agreement as are specifically delegated to the Facility Agent by the terms of this Agreement, together with such rights and powers as are reasonably incidental thereto. The Facility Agent, however, must not commence any legal action or proceedings on behalf of any Lender without such Lender's prior written approval. The Facility Agent shall have only those duties and powers which are expressly specified in this Agreement. The Facility Agent's duties hereunder are solely of a mechanical and administrative nature.

21.2  Majority Lenders' Directions

      In the exercise of any right or power and as to any matter not expressly provided for by this Agreement, the Facility Agent may act or refrain from acting in accordance with the instructions of the Majority Lenders and shall be fully protected in so doing. In the absence of any such instructions, the Facility Agent may act or refrain from acting as it shall deem fit. Any such instructions shall be binding on all the Lenders.

21.3  Relationship

      (a) The relationship between the Facility Agent and each Lender is that of principal and Facility Agent only. Nothing herein shall constitute the Facility Agent a trustee or fiduciary for any Lender, the Borrower or any other Person.

      (b) The Facility Agent shall not in any respect be Facility Agent of the Borrower by virtue of this Agreement.

      (c) The Facility Agent shall not be liable to the Borrower for any breach by the Arranger or by any Lender of this Agreement or be liable to any Lender or the Arranger for any breach by the Borrower hereof.

21.4  Delegation

      The Facility Agent may act hereunder through its officers, employees or agents.

21.5  Documentation

      Neither the Facility Agent nor the Arranger nor any of their officers, employees or agents shall be responsible to any Lender or to each other for

      (a) the valid execution, genuineness, validity, enforceability or sufficiency of this Agreement or any other document in connection herewith, or

      (b)   the collectability of amounts payable hereunder, or

      (c) the accuracy of any statements (whether written or oral) made in or in connection with this Agreement or any other document in connection herewith.

21.6  Duties

      The Facility Agent shall not be required to ascertain or inquire as to the performance or observance by the Borrower of the terms of this Agreement or any other document in connection herewith. The Facility Agent shall not be deemed to have knowledge of the occurrence of any Event of Default (or event which with lapse of time, notice, determination of materiality or other condition may constitute such an Event of Default) other than in the case of a payment default, of which the Facility Agent gained actual knowledge unless the Facility Agent has received written notice from a party hereto describing such Event of Default or event and stating that such notice is a "Notice of Default" or unless the Facility Agent does not receive a payment from the Borrower hereunder on its due date. If the Facility Agent receives such a Notice of Default, the Facility Agent shall promptly give notice thereof to the Lenders.

21.7  Exoneration

      Neither the Facility Agent nor any of its officers, employees or agents shall be liable to any Lender for any action taken or omitted under or in connection with this Agreement unless caused by its or their gross negligence or wilful misconduct.

21.8  Reliance

      (a) The Facility Agent may rely on any communication or document believed by it to be genuine and correct.

      (b) The Facility Agent may engage, pay for and rely on legal or other professional advisers selected by it and shall be protected in so relying.

21.9  Credit Approval

      Each of the Lenders severally represents and warrants to the Facility Agent and the Arranger that it has made its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to such Lender by the Facility Agent or the Arranger in connection herewith. Each Lender represents, warrants and undertakes to the Facility Agent and the Arranger that it shall continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities while the Advance are outstanding or its Lender's Commitment is in force.

21.10 Information

      (a) The Facility Agent shall furnish each Lender with a copy of any documents received by it under Art. 19.1 and Art. 19.2 (but the Facility Agent shall not be obliged to review or check the accuracy or completeness thereof). If requested by a Lender, the Facility Agent shall furnish to such Lender a copy of all documents received by it under Art. 4.

      (b)   Neither the Facility Agent nor the Arranger shall have any duty

            (i) either initially or on a continuing basis to provide any Lender with any credit or other information with respect to the financial condition or affairs of the Borrower or any related entities whether coming into its possession or that of any related entities of the Facility Agent or the Arranger before the entry into this Agreement or at any time thereafter;

            (ii) unless specifically requested to do so by a Lender, to request any certificates or other documents from the Borrower hereunder.

      (c) The Facility Agent need not disclose any information relating to the Borrower if such disclosure would or might in the opinion of the Facility

            Agent constitute a breach of any law or any duty of secrecy or confidence.

21.11 Facility Agent and Arranger Individually

      (a) Each of the Facility Agent and the Arranger shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Facility Agent or the Arranger.

      (b) The Facility Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking, trust, advisory or other business whatsoever with the Borrower and its related entities and accept and retain any fees payable by the Borrower or any of its related entities for its own account in connection therewith without liability to account therefore to any Lender.

21.12 Indemnity

      Each Lender agrees to indemnify the Facility Agent on demand (to the extent not reimbursed by the Borrower under this Agreement) for any and all liabilities, losses, damages, penalties, actions, judgements, costs, expenses or disbursements of any kind whatsoever which may be imposed on, incurred by or asserted against the Facility Agent in any way relating to or arising out of its acting as the Facility Agent under this Agreement or performing its duties hereunder or any action taken or omitted by the Facility Agent hereunder (including, without limitation, the charges and expenses referred to in Art. 23 and all stamp taxes on or in connection with this Agreement to the extent not reimbursed by the Borrower). Such indemnification by each Lender shall be pro rata to its Lender's Commitment or (as the case may be) participation in the Advance. Notwithstanding the foregoing, no Lender shall be liable for any portion of the foregoing resulting from the Facility Agent's gross negligence or wilful misconduct.

21.13 Legal Restrictions

      The Facility Agent may refrain from doing anything which would or might in its opinion (i) be contrary to the law of any jurisdiction or any official directive or (ii) render it liable to any Person or (iii) violate its banker's duty of secrecy, and may do anything which in its opinion is necessary to comply with any such law or directive.

21.14 Resignation and Removal

      The Facility Agent may, after prior consultation with the Borrower and subject to the Borrower's consent, resign by giving written notice thereof to the Lenders and the Borrower. In addition, the Majority Lenders may, by giving at least 30 days' notice to the Facility Agent, the other Lenders and the Borrower, as appropriate, remove the Facility Agent. In either such event the Majority Lenders may appoint a successor to such Facility Agent. If the Majority Lenders have not, within 60 days after such notice of resignation or removal, appointed a successor Facility Agent which shall have accepted such appointment, the retiring or removed Facility Agent shall have the right to appoint a successor Facility Agent. The resignation or removal of the retiring or removed Facility Agent and the appointment of any successor Facility Agent shall both become effective upon the successor notifying all the parties thereto in writing that it accepts such appointment, whereupon the successor Facility Agent shall succeed to the position of the retiring or removed Facility Agent and the term "Facility Agent" herein shall mean such successor Facility Agent. This Art. 21.14 shall continue to benefit a retiring or removed Facility Agent in respect of any action taken or omitted by it hereunder while it was Facility Agent.

21.15 Recovery of Payments

      Unless the Facility Agent shall have received written notice from a Lender or the Borrower not less than two Business Days prior to the date upon which such Lender or the Borrower (the "party liable") is to pay an amount to the Facility Agent for transfer to the Borrower or any Lender respectively (the "payee") that the party liable does not intend to make that amount available to the Facility Agent, the Facility Agent may assume that the party liable has paid such amount to the Facility Agent on the due date in accordance herewith. In reliance upon such assumption, the Facility Agent may (but shall not be obliged to) make available a corresponding sum to the payee(s). In the event that such payment is not made to the Facility Agent, the payee(s) shall forthwith on demand repay such sum to the Facility Agent together with interest on such amount until its repayment at a rate determined by the Facility Agent reflecting its cost of funds. The provisions of this Art. 21.15 are without prejudice to any rights the Facility Agent and the payee may have against the party liable.

21.16 Assignments

      The Facility Agent may treat each Lender as a party as entitled to payment hereunder until it has received written notice from the Lender unless concerned to the contrary.

21.17 Exemption from Art. 181 German Civil Code

      The Facility Agent is hereby granted exemption from the restriction of Art. 181 of the German Civil Code or any similar restriction of the applicable laws of any other country.

21.18 Confidentiality

      In acting as the Facility Agent for the Lenders, the Facility Agent's agency division shall be treated as a separate entity from any other of its divisions or departments, and, notwithstanding the foregoing provisions of this Art. 21, in the event that the Facility Agent should act for the Borrower in any capacity in relation to any matter other than those directly or indirectly related to its capacity as Facility Agent for the Lenders hereunder, then any information given by the Borrower to the Facility Agent in such other capacity may be treated as confidential by the Facility Agent.

                                     Art. 22
                                      Fees

22.1  Commitment Fee

      The Borrower shall pay to the Facility Agent for distribution to the Lenders a Commitment Fee of 0.25 % p.a. on the undisbursed amount of the Facility from the signing date of this Agreement until the end of the Availability Period. The Commitment Fee, if any, is payable within five Business Days after the end of the Availability Period.

22.2  Underwriting Fee

      The Borrower shall pay to the Arranger for distribution to the Lenders an Underwriting Fee in the amount of DM 37,500 payable within five (5) Business Days after the signing of this Agreement, but in any event not prior to January 1, 1998.

22.3  Arrangement Fee

      The Borrower shall pay to the Arranger for its own account an Arrangement Fee in an amount to be agreed upon in a side letter of even date payable within five (5) Business Days after the signing of this Agreement, but in any event not prior to January 1, 1998.

22.4  VAT

      Any fee referred to in this Art. 22 (Fees) is exclusive of any value added tax or any other Tax which might be chargeable in connection with that fee. If any value added tax or other Tax is so chargeable, it shall be paid by the Borrower at the same time as it pays the relevant fee.

                                     Art. 23
                                    Expenses

      The Borrower shall reimburse Vereinsbank in its capacity as Facility Agent and Arranger and the Lenders for the reasonable charges and expenses (including value added tax or any similar tax thereon and including the fees and expenses of legal advisers) incurred by them in connection with the enforcement of any rights under this Agreement.

                                     Art. 24
                                  Stamp Duties

The Borrower shall pay and forthwith on demand indemnify each of the Facility Agent, the Arranger and the Lenders against any liability it incurs in respect of any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of this Agreement.

                                     Art. 25
                          Waivers; Remedies Cumulative

No failure to exercise and no delay in exercising on the part of the Facility Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver by the Facility Agent, the Arranger or any Lender shall be effective unless it is in writing. The rights and remedies of each of the Facility Agent, the Arranger and the

Lenders herein provided are cumulative and not exclusive of any rights or remedies provided by law.

                                     Art. 26
                                     Notices

26.1 Any correspondence, reports, announcements, consultations, documentation and communication between the parties to this Agreement shall be in the German, or in the English language and shall be in writing, by mail, or by telefax; the latter case requiring confirmation by mail.

26.2 Without prejudice to any future change of address, all correspondence from the Borrower to the Lenders shall be sent to the Facility Agent at the following address:

      Bayerische Vereinsbank Aktiengesellschaft
      Am Tucherpark 1/VTW 1
      80536 Munchen
      Attention: Rainer Heuschneider
      Fax: +49-89-37825278

      All correspondence from the Lenders or the Facility Agent to the Borrower shall be sent to the following address:

      Steinbeis Gessner GmbH
      Weidacher Stra(beta)e 30
      83620 Feldkirchen-Westerham
      Attention: Dr. Walter Haegler
      Fax: +49-8062-703461 (with copy to Mr. Bruce Moore, Fax:
      +001-802-2575900)

26.3 Without prejudice to any future change of address or account, all correspondence from the Facility Agent to the Lenders shall be sent and all payments from the Facility Agent to the Lenders shall be made to the addresses and accounts as transferred to the Facility Agent by each Lender.

                                     Art. 27
                       Assignments, Transfer, Substitution

27.1  Successors

      This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Arranger, the Facility Agent and their respective substitutes, successors and assignees.

27.2  No Assignments by the Borrower

      The Borrower may not assign or transfer all or any of its rights, benefits and obligations hereunder.

27.3  Assignments by the Lenders

      At its own cost any Lender may, prior to a written consent by the Borrower, such consent not to be unreasonably withheld, at any time assign and transfer all or any part of its rights, benefits and obligations (to effect a "Vertragsubernahme") hereunder, provided that an amount of principal and the amount of interest accrued thereon may not be assigned or transferred separately.

      Unless and until an assignee has agreed with the Facility Agent and the Lenders in writing that it shall be under the same obligations toward each of them as it would have been under if it had been a party hereto, neither the Facility Agent nor any Lender shall be obliged to recognise such assignee as having the rights against it which such assignee would have had if it had been a party hereto. For the purposes of this Art. 27.3, each Lender hereby authorises the Facility Agent to execute on its behalf any agreement with any assignee pursuant to which such assignee agrees that it shall be under the same obligations towards each of the Lenders as it would have been had it been a party hereto.

      For each assignment effected pursuant to the above provisions, the Facility Agent shall receive an assignment registration fee in the amount of DM 1,000 from the respective assignee, failing whom from the assigning Lender, which shall become due and payable five Business Days after the date of the agreement referred to in Art. 27.3 above.

27.4  Change of Lending Office

      Each Lender may at any time and at its expense change its lending office, but such Lender shall give the Facility Agent prior written notice thereof and until receipt of such notice the Facility Agent may assume that no such change has occurred.

27.5  Disclosure

      Each Lender may disclose to any proposed assignee, transferee or sub-participant or any proposed substitute therefore, any information about this Agreement and any information in the possession of such Lender relating to the Borrower.

27.6  Syndication

      The Borrower acknowledges that primary syndication of the Facility may take place and undertakes to assist and co-operate with the Facility Agent and the Arranger in syndication by, inter alia, expediting reasonable site visits of persons who have been invited by the Arranger to participate in the Facility ("Invitees") and by participating in a reasonable number of presentations to Invitees.

                                     Art. 28
                               Currency Indemnity

28.1 Payment made by the Borrower to the Lenders on the basis of any judgement in a currency (hereinafter referred to as the "Judgement Currency") other than Deutsche Marks shall only discharge the Borrower's obligation to the extent of the amount in Deutsche Marks that the Lenders, immediately upon receipt of such payment, would be able to purchase with the amount so received on a recognised foreign exchange market. In the event that such amount in the Judgement Currency is less than the amount due in Deutsche Marks pursuant to the provisions of this Agreement, then the Borrower shall be liable to pay the difference; such obligation of the Borrower being a separate and independent obligation, forming the basis of a separate cause of action.

28.2 The Borrower waives any rights it may have in any jurisdiction to pay any amount hereunder in a currency other than that in which it is expressed to be payable hereunder.

                                     Art. 29
                                Pro Rata Sharing

29.1 Except for payments to a Lender from the Facility Agent which were received by the Facility Agent for the account of such Lender in accordance with this Agreement, if a Lender shall at any time receive satisfaction by way of payment or foreclosure of any collateral or security or a declaration of set-off made by such Lender of all or a part of any amount payable by the Borrower hereunder in a proportion which, in relation to any amounts received by any other Lender or Lenders, represents more than its percentage participation for the time being in the Advance, then such Lender shall promptly purchase from the other Lenders their respective participations in the Advance including the claims for payment of interest maintained by those other Lenders as may be necessary to cause the purchasing Lender to share the amount in excess of its percentage participation for the time being in the Advance rateably with the other Lenders. Each of the Lenders hereby agrees to sell and transfer a participation in its Advance, including the claims for payment of interest as may be necessary to give effect to this provision.

29.2 Notwithstanding Art. 29.1, no portion of any payment or satisfaction of all or part of any amount payable to such Lender hereunder received in connection with or as a result of legal proceedings brought by or in the name of such Lender shall be payable pursuant to Art. 29.1, to any other Lender where each other Lender has had an opportunity to join in such proceedings yet has declined to do so. Each Lender shall give prior written notice to each other Lender of its intention to institute legal proceedings in any jurisdiction.

29.3 If at any time any Lender (the "Refunding Bank") shall be required to refund any amount which has been paid to or received by it on account of any part of any amount payable by the Borrower hereunder and in respect of which it has paid an amount to any other Lender pursuant to Art. 29.1, such other Lender shall against re-transfer of the purchased participation in the Advance including the claims for payment of interest repay a proportionate amount of the sum so refunded together with such amount (if any) as is necessary to reimburse the Refunding Bank the appropriate portion of any interest it shall have been obliged to pay when refunding such amount as aforesaid for the period whilst such other Lender held the amounts to be refunded.

29.4 If a Lender receives satisfaction as set forth in Art. 29.1, it shall give notice thereof to the Facility Agent. The Facility Agent shall then calculate the amount to be paid pursuant to Art. 29.1. Such Lender shall pay this amount within the time period set forth by the Facility Agent to the Facility Agent which will then distribute the amount among the other Lenders. Each of the Lenders hereby authorises the Facility Agent to assign to the Lender receiving such satisfaction and to accept the assignment of, such participations in the Advance including claims for payment of interest on their behalf as set forth in Art. 29.1. The Facility Agent shall confirm the assignments to all Lenders in writing every time such assignments take place. Art. 29.4 sentences 1 through 3 apply mutatis mutandis in case of a refund pursuant to Art. 29.3.

                                     Art. 30
                                     Set-off

Each Lender may set off any matured obligation owed by the Borrower under this Agreement (to the extent beneficially owned by that Lender) against any obligation (whether or not matured) owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of set-off.

                                     Art. 31
                                  Miscellaneous

31.1  Amendments

      Any alteration or amendment to this Agreement shall be in writing and requires the consent of the Borrower and of the Majority Lenders provided, however, that any alteration or amendment to Art. 1.18, 1.38, 2.2, 2.3, 4, 5, 7, 9, 11, 12, 15, 16, 17, 19, 20, 27.2, 29, 31.1 and 31.2 requires the consent of all Lenders. Verbal agreements shall have no legal effect.

31.2  Governing Law

      The form and contents of this Agreement, as well as the rights and obligations of the Lenders, the Borrower, the Facility Agent and the Arranger shall be construed according to the laws of the Federal Republic of Germany in every respect.

31.3  Partial Invalidity

      Should any provision of this Agreement be or become wholly or partly, invalid, then the remaining provisions shall remain valid. Invalid provisions shall be construed in accordance with the intent of the parties and the purpose of this Agreement.

31.4  Place of Performance

      Place of performance of this Agreement shall be Munich.

31.5  Jurisdiction

      The applicable place of jurisdiction for all disputes arising out of or in connection with this Agreement shall be Munich. The Lenders and the Facility Agent may however, at their option, commence proceedings before any other competent court of law in the Federal Republic of Germany and/or in any other country in which assets of the Borrower are situated. In the latter case the laws of the Federal Republic of Germany shall, pursuant to Art. 31.2, also be applicable.

31.6  Annexes

      The Annexes 1 through 3 form part of this Agreement.

31.7  Counterparts

          This Agreement has been executed in the English language in 3
        (three) counterparts. One copy shall be provided to the Borrower and to each of the Arranger and Bayerische Vereinsbank
         Aktiengesellschaft as Lender. Each executed copy shall have the effect of an original.

                                 January , 1998

                    Bayerische Vereinsbank Aktiengesellschaft

            .......................................................
            (in its capacity as Arranger, Lender and Facility Agent)

                                 January , 1998

                             Steinbeis Gessner GmbH

            .......................................................

                                                                         Annex 1

                                Drawdown Request

                       [Steinbeis Gessner GmbH Letterhead]

To:   Bayerische Vereinsbank AG
      .........................

      Federal Republic of Germany
      Telefax:

Date: [     ]

Pursuant to Art. 5.2 of the Agreement dated January [ o ], 1998 between us and the Lenders (the "Capex Loan Agreement"), we hereby request the following drawdown under the Capex Loan Agreement:

(a)   Drawdown Date:                             [o]

(b)   Amount of Advance:                         [o]

(c)   Interest Period:                           [o]

(d)   The account to which the
      Advance is to be transferred:              [o]

We hereby confirm that:

(i) the representations and warranties set out in Art. 18 of the Capex Loan Agreement are correct at the date hereof; and

(ii) no Event of Default set out in Art. 20 of the Capex Loan Agreement (or any event which with the giving of notice or lapse of time might constitute an Event of Default) has occurred and is continuing or might result from the making of the Advance.

                             Steinbeis Gessner GmbH

                             ----------------------

                                                                         Annex 2

                        Notice to Lenders of Advance Due

                      [Bayerische Vereinsbank's Letterhead]

To:   [Lender]

Date: [o]

Pursuant to Art. 5.3 of the agreement dated January [o], 1998 between Steinbeis Gessner GmbH and the Lenders (the "Capex Loan Agreement"), we hereby give notice of the Borrower's Drawdown Request under the Capex Loan Agreement:

(a)   Drawdown Date:                      [o]

(b)   Amount of Advance:                  [o]

(c)   Lender's participation:             [o]

(d)   Account:                            [o]

We confirm that all conditions precedent in accordance with Art. 4 of the Capex Loan Agreement have been fulfilled or complied with by the Borrower.

We request that you transfer the above amount, being your Share of the
Advance to our Account No........... with..............no later than
10:00 a.m. Munich time on the Drawdown Date.

                            BAYERISCHE VEREINSBANK AG

                            -------------------------

                                     Annex 2
                              Group Structure Chart

                                [Graphic omitted]